 Exhibit 99.1

PURCHASE AND SALE CONTRACT

between

MAGUIRE PROPERTIES – 1920 MAIN PLAZA, LLC,
a Delaware limited liability company,

and

MAGUIRE PROPERTIES – 2010 MAIN PLAZA, LLC,
a Delaware limited liability company,

as SELLERS

and

SHORENSTEIN PROPERTIES LLC,
a Delaware limited liability company

as BUYER

Dated as of June 26, 2008

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is made as of June 26, 2008 (the “Effective Date”), by and between MAGUIRE PROPERTIES – 1920 MAIN PLAZA, a Delaware limited liability company (the “1920 Main Seller”), and MAGUIRE PROPERTIES – 2010 MAIN PLAZA, a Delaware limited liability company (the “2010 Main Seller”, and collectively with the 1920 Main Seller, the “Sellers”), and SHORENSTEIN PROPERTIES LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.           Sellers own that certain real property located at 1910, 1920, 1970, 2000 and 2010 Main Street, Irvine, California, commonly known as “Main Plaza” and more particularly described in Exhibit A attached hereto.

B.           Sellers desire to sell and Buyer desires to purchase the Property (as hereinafter defined) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties do hereby agree as follows:

1.           Description of Property.  Sellers agree to sell and Buyer agrees to buy, upon the terms and conditions hereinafter set forth, (i) all of the land described on Exhibit A attached hereto (the “Land”), (ii) all rights, privileges, rights of way and easements appurtenant to the Land, including, without limitation, all development rights, air rights, and any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining the Land (all of the foregoing, the “Appurtenant Rights”), (iii) all buildings and other improvements located on the Land (the “Improvements”, and, together with the Land and Appurtenant Rights, the “Real Property”), (iv) all of Sellers’ right, title and interest in and to all tangible personal property owned by Sellers and located on the Real Property or used exclusively in connection with the ownership or operation of the Real Property, including all furniture, fixtures, equipment, machines, apparatus, appliances, supplies, art work and personal property of every nature and description and all replacements thereof, but excluding cash and software (collectively, the “Personal Property”), (v) all of Sellers’ right, title and interest in and to the leases, licenses and occupancy agreements in effect with respect to the Property and listed on Exhibit B attached hereto and all additional leases, licenses or occupancy agreements entered into after the Effective Date and prior to the Closing in accordance with Article 12 of this Contract, in each case to the extent in effect on the Closing Date, including all guaranties and security deposits (whether in the form of cash, letters of credit or otherwise) pertaining thereto, (vi) to the extent assignable, all of Sellers’ right, title and interest, if any, in and to any intangible and other property owned by Sellers and used in the ownership or operation of the Real Property including, without limitation, all Operating Contracts (defined below) to be assigned to Buyer in accordance with the terms and provisions of this Contract, plans and specifications, surveys, permits, licenses, approvals, guaranties, warranties, photographs of the Property (to the extent in a format that can be transferred), marketing and leasing materials (including property photographs and leasing information relating to the Property contained on the Maguire Properties website), and, to the extent assignable, the right to use of the name “Main Plaza” and other rights relating to the ownership, use or operation of the Real Property (excluding attorney and accountant work product) (collectively, the “Intangibles”), and (vii) all of Sellers’ right, title and interest in and to that certain loan (the “Loan”) in the original principal amount of One Hundred Sixty Million Six Hundred Seventy-Eight Thousand Three Hundred Eighty-Eight Dollars ($160,678,388.00), made to Sellers by Column Financial, Inc., as lender (the current lender under the Loan, its successor or assign, is herein referred to as “Lender”) pursuant to that certain Loan Agreement dated as of April 24, 2007, as amended by that certain First Amendment to Loan Agreement dated as of May 7, 2007 (collectively, the “Loan Agreement”), which Loan is secured by (a) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated April 24, 2007 and recorded on April 26, 2007, as Instrument No. 2007-000270810 encumbering that portion of the Property described above that is owned by the 1920 Main Seller, and (b) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated April 24, 2007 and recorded on April 26, 2007, as Instrument No. 2007-000271206 encumbering that portion of the Property described above that is owned by the 2010 Main Seller (collectively, the “Mortgage”).  All items referred to in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) are herein sometimes collectively referred to as the “Property”.  None of the Purchase Price (as hereinafter defined) is being paid on account of or allocated to the Personal Property, except that an amount of the Purchase Price equal to the Rollover Reserve Amount constitutes consideration for transfer to Buyer of the benefit of the Rollover Reserve Fund.

2.           Sale Subject to Leases.  Subject to the provisions of Article 4 hereof, the Property will be conveyed subject to those leases and licenses together with any amendments, renewals, modifications, and extensions thereto and guarantees thereof described in Exhibit B attached hereto and incorporated herein by reference, or as hereafter entered into by Sellers pursuant to the provisions of Article 12 hereof (collectively, the “Leases”) that are in effect as of the Closing.

3.           Purchase Price and Earnest Money.  The total purchase price (the “Purchase Price”) for the Property is Two Hundred Twelve Million Dollars ($212,000,000.00).  The Purchase Price shall be paid as follows:

(a)           As security for Buyer’s performance hereunder, within one (1) business day of the execution of this Contract by both Buyer and Sellers, Buyer shall deposit Ten Million Dollars ($10,000,000) (the “Deposit”) in Escrow with the Title Company (as those terms are hereinafter defined).  The Title Company shall hold the Deposit in an interest-bearing account satisfying the liquidity requirements of this Contract (the Deposit and all interest earned on said Deposit are collectively referred to herein as the “Earnest Money”).  At Closing (as hereinafter defined), the Earnest Money shall be applied toward the Purchase Price and paid through Escrow to Sellers.  The Earnest Money is nonrefundable to the Buyer except as expressly provided in this Contract.

(b)           A portion of the Purchase Price, in the amount of the outstanding principal balance of the Loan as of the Closing, shall be satisfied by Buyer’s assumption of the Loan at the Closing (the “Loan Assumption”).  The amount of the outstanding principal balance of the Loan as of the Effective Date is One Hundred Sixty Million Six Hundred Seventy-Eight Thousand Three Hundred Eighty-Eight Dollars ($160,678,388.00).  Sellers shall be responsible for any loan assumption fee in connection with the Loan Assumption, provided that Buyer shall not be entitled to bind Sellers to any loan assumption fee without Sellers’ prior written consent, which consent may be withheld in Sellers’ sole and absolute discretion.  Sellers and Buyer shall each be responsible for fifty percent (50%) of any other transfer or other fees, costs and expenses payable to Lender, rating agencies or other third parties required by Lender in connection with the Loan Assumption, including without limitation, all lender, servicer or rating agency legal fees, lender title costs, and servicer fees or costs.  Sellers and Buyer shall each be responsible for their own legal fees, costs and expenses in connection with the Loan Assumption.

(c)           The balance of the Purchase Price, after adjustment for prorations, credits and cost allocations provided for in this Contract, shall be paid at the Closing by the Buyer in lawful currency of the United States of America by deposit with the Title Company of immediately available funds for wire transfer upon Closing to an account designated by the Title Company.

4.           Form of Conveyance.

(a)           The Real Property shall be conveyed by grant deeds (the “Deeds”) in substantially the form attached hereto as Exhibit C to be executed and delivered by Sellers to Buyer at Closing.  The Deeds shall convey fee title to the Real Property, free from all liens, encumbrances and encroachments from or on the Real Property except (i) the Permitted Title Exceptions (as hereinafter defined) and (ii) the Leases.

(b)           Sellers’ interests in the Personal Property shall be conveyed by bills of sale (the “Bills of Sale”) without warranty, express or implied, as to merchantability or fitness for any purpose in substantially the form attached hereto as Exhibit D to be delivered by Sellers to Buyer at Closing.

(c)           Sellers’ interests in the Leases shall be conveyed by an Assignment and Assumption Agreement Re: Leases (“Lease Assignment”) from each of the Sellers in substantially the form attached hereto as Exhibit E .

(d)           Sellers’ interests in the Intangibles and the Operating Contracts (to the extent same are to be assigned to Buyer at Closing) shall be conveyed by an Assignment and Assumption Agreement Re: Contracts and Intangibles (“Contract Assignment”) from each of the Sellers in substantially the form attached hereto as Exhibit F.

5.           Closing.

(a)           The closing of the transactions contemplated hereunder (the “Closing”) shall take place by delivery of documents by same day or overnight courier into a closing escrow (except as otherwise provided herein) established by First American Title Insurance Company (the “Title Company”) at 10:00 a.m. (California time) on a date selected by Buyer and Sellers (such date, as the same may be extended pursuant to the terms of this Contract, hereinafter called the “Closing Date”) that is no later than the fifth (5th) business day after all of the following have occurred: (i) Lender has approved in writing Buyer’s (or Buyer’s assignee’s) assumption of the Loan on terms and conditions reasonably satisfactory to Buyer (including without limitation, the identity of any replacement guarantor and any amendments required to the Loan Agreement and other Loan Documents to reflect differences in the organizational structures of Sellers and Buyer), provided that Buyer acknowledges that it is required to comply with the special purpose entity, bankruptcy remote and other rating agency requirements, and all of the other terms and condition of the Loan Agreement pertaining to the Loan Assumption, and all of such matters are hereby considered to be satisfactory to Buyer; (ii) Buyer has approved the Loan Assumption documents required by Lender in connection therewith, which approval shall not be unreasonably withheld by Buyer; and (iii) Lender has notified Buyer in writing that Lender is ready, willing and able to close the assumption of the Loan consistent with the terms and conditions of Lender’s approval under clause (i) above (clauses (i), (ii) and (iii) collectively, the “Loan Assumption Requirements”).  Notwithstanding the foregoing, the Closing Date shall not be earlier than July 18, 2008.  If the Closing Date shall fall on Saturday, Sunday or holiday, the Closing Date shall automatically be extended to the next business day.

Buyer agrees to diligently pursue and cooperate with Lender and its servicer towards satisfaction of the Loan Assumption Requirements as soon as possible.  Sellers agree to cooperate with Buyer’s efforts to obtain satisfaction of the Loan Assumption Requirements.  Without limitation of the foregoing, in connection with the satisfaction of the Loan Assumption Requirements, (a) Buyer acknowledges that it has reviewed the terms and condition of the Loan Agreement regarding the Loan Assumption and, subject to the immediately preceding paragraph, agrees that Buyer shall not have the right to disapprove any Loan Assumption Requirements that are expressly required under the Loan Agreement, and (b) Buyer agrees to provide the Shorenstein Guarantor Entity (defined below) as a replacement “Guarantor” and/or credit enhancement to Lender to replace Maguire Properties, L.P. as “Guarantor” under the Loan Documents (the “Replacement Credit Approval”).

If the Loan Assumption Requirements are not satisfied so that the Closing occurs by September 15, 2008 (the “Required Closing Date”), then Sellers shall thereafter have the right to terminate this Contract by written notice to Buyer at any time prior to the Closing.  In the event that Sellers elect to terminate this Contract pursuant to this Article 5(a), then all obligations, liabilities and rights of the parties under this Contract shall terminate (other than the parties’ obligations under Article 6(a), Article 6(d), Article 14 and Article 26 hereof, which shall remain in effect), and the Earnest Money shall be returned to Buyer; provided, however, and notwithstanding any contrary provision of this Article 5(a), if by the Required Closing Date Buyer fails to obtain the Replacement Credit Approval from Lender and Buyer has failed to offer Shorenstein Realty Investors Nine, L.P. (the “Shorenstein Guarantor Entity”) to Lender as replacement Guarantor under the Loan Documents, Buyer shall be in default of this Contract and upon termination of the Contract by Sellers pursuant to this paragraph the terms and provisions of Article 8(b) shall be applicable, including forfeiture of the Earnest Money by Buyer and delivery of the Earnest Money by Title Company to Sellers pursuant to such Article 8(b).

If Buyer has duly performed its obligations with respect to pursuit of the satisfaction of the Loan Assumption Requirements, but the Loan Assumption Requirements are not satisfied by October 15, 2008, then as long as Buyer has offered the Shorenstein Guarantor Entity to Lender as replacement Guarantor, Buyer shall thereafter have the right to terminate this Contract by written notice to Sellers at any time prior to the satisfaction of the Loan Assumption Requirements.  In the event that Buyer elects to terminate this Contract pursuant to this paragraph, then all obligations, liabilities and rights of the parties under this Contract shall terminate (other than the parties’ obligations under Article 6(a), Article 6(d), Article 14 and Article 26 hereof, which shall remain in effect), and the Earnest Money shall be returned to Buyer.

(b)           At the Closing, Sellers shall deliver the following documents, in the form attached hereto, or, if not attached, reasonably satisfactory in form and substance to Sellers and Buyer and their counsel, properly executed and acknowledged as required (reference to Buyer as the assignee or grantee of any assignments means the applicable Buyer entity):

(1)           the Deeds;

(2)           the Bills of Sale;

(3)           the Lease Assignments;

(4)           originals or, if unavailable, copies in Sellers’ possession of all Leases (including renewals or amendments thereto), all guarantees thereof, and copies of all records and correspondence relating thereto and all security and escrow deposits held by Sellers in connection with the Leases, including all letters of credit (provided all such documents shall be delivered at the Real Property and not through Escrow);

(5)           the Contract Assignments;

(6)           originals or, if unavailable, copies in Sellers’ possession of those Operating Contracts assigned to Buyer at the Closing (provided all such Operating Contracts shall be delivered at the Real Property and not through Escrow);

(7)           such documents as are required of Sellers by Lender in connection with the Loan Assumption;

(8)           originals (or true and complete copies if originals are not in Sellers’ possession) of the documents evidencing, securing, guaranteeing and/or perfecting the Loan (collectively, the “Loan Documents”) (provided all of the Loan Documents shall be delivered outside of Escrow);

(9)           originals or, if unavailable, copies of all unexpired warranties, guaranties and operating manuals, if any, with respect to the Property or Leases, including without limitation, any from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repair or alteration of the Improvements, systems or any tenant improvements, in each case to the extent in Sellers’ possession (provided all such documents shall be delivered at the Real Property and not through Escrow);

(10)           originals or copies of all land use, environmental, traffic and building permits, certificates of occupancy, licenses, variances, engineering reports and the like relating to the Property and any plans and specifications relating to the Improvements, in each case to the extent in Sellers’ possession (provided all such documents shall be delivered at the Real Property and not through Escrow);

(11)           a certification of non-foreign status in substantially the form attached hereto as Exhibit G;

(12)           a certification under Section 18662 of the California Revenue and Taxation Code (“CALFIRPTA”) that Sellers are not “individual” sellers under CALFIRPTA and either (i) have a permanent place of business in California, or (ii) are qualified to do business in California, or (iii) are exempt from any withholding requirement under CALFIRPTA and specifying the applicable exemption;

(13)           evidence satisfactory to Buyer and to the Title Company that all necessary approvals and/or consents by Sellers and any constituent person of Sellers otherwise required under Sellers’ organizational documents, have been delivered and such other evidence reasonably satisfactory to Buyer and the Title Company of Sellers’ authority and the authority of the signatory on behalf of Sellers to convey the Property pursuant to this Contract;

(14)           to the extent required by the Title Company, affidavits reasonably sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants or permitted subtenants or assignees claiming through tenants under the Leases as tenants only without any option to purchase or acquire an interest in the Property) and mechanics’ or materialmen’s liens (other than liens arising from any tenant improvement work assumed by Buyer pursuant to Article 13), and otherwise in form sufficient for the Title Company to issue a standard extended coverage owner’s title insurance policy subject only to the Permitted Title Exceptions;

(15)           an update of the lease schedule attached hereto as Exhibit B, certified by Sellers to the extent provided in Article 11;

(16)           an original of a closing statement setting forth the Purchase Price and the closing adjustments and prorations (the “Closing Statement”) in form reasonably satisfactory to Buyer and Sellers;

(17)           original tenant notification letters (notifying tenants of the transfer of the Property to Buyer) for all Leases and original notification letters to all parties to Operating Contracts assigned to Buyer, each in form reasonably satisfactory to Buyer (provided all such documents shall be delivered by Sellers directly to the recipient outside of Escrow);

(18)           a Designation of Person Responsible for Tax Reporting under Internal Revenue Code Section 6045 in the form of Exhibit H annexed hereto designating the Title Company as the party responsible for making the returns required under Internal Revenue Code Section 6045;

(19)           keys to all locks at the Property in Sellers’ possession or control (delivered at the Real Property and not through Escrow);

(20)           a written termination of any property management and leasing agreements affecting the Property;

(21)           a statement of documentary transfer tax due in connection with the conveyance of the Land and Improvements pursuant to the Deed, in the form required by the Title Company and reasonably acceptable to Sellers and Buyer; and

(22)           such other instruments as Buyer or the Title Company may reasonably request consistent with the terms of this Contract.

(c)           At the Closing, Buyer shall deliver, or cause to be delivered, the following payment and documents in the form attached hereto, and, if not attached, reasonably satisfactory in form and substance to Sellers and Buyer and their counsel, properly executed and acknowledged as required:

(1)           the Purchase Price, adjusted in accordance with the terms hereof;

(2)           the Lease Assignments;

(3)           the Contract Assignments;

(4)           such documents as are required of Buyer and its principals by Lender in connection with the Loan Assumption;

(5)           the Closing Statement; and

(6)           such other instruments as Sellers or the Title Company may reasonably request consistent with the terms of this Contract.

(d)           Except as otherwise provided above, all Closing deliveries and deposits shall be made into the Closing escrow established by the Title Company (the “Escrow”).  Once all documents and deposits of funds have been properly delivered and deposited to the satisfaction of the parties and all Closing conditions have been met, the Title Company shall make all applicable deliveries and payments to the parties and record all appropriate documents in accordance with closing escrow instructions delivered to the Title Company by Sellers and Buyer.

6.           Approvals and Conditions to Buyer’s Obligation.

(a)           Upon reasonable notice from Buyer, and at reasonable times, Sellers agree to make the Property available to Buyer and its agents, consultants and engineers for such additional inspections and tests as Buyer deems appropriate, including for Buyer’s engineering inspection(s), environmental compliance inspections (but excluding any invasive tests or samplings), site evaluations, and such other inspections and tests as Buyer deems appropriate but excluding any invasive or destructive tests, at Buyer’s sole cost and expense.  Sellers shall have the right to have a representative present during all or any of Buyer’s inspections and tests.  Buyer hereby agrees to indemnify, defend, protect and hold Sellers harmless from and against any and all loss, cost or damage arising out of damage to persons or property resulting from actions taken by Buyer or its agents, engineers or consultants, but such obligations shall not pertain to any pre-existing environmental or other conditions discovered by Buyer except to the extent of the negligence or willful misconduct of Buyer, its agents, consultants or engineers with respect to such matters.  Buyer shall provide to Sellers prior to its entry on the Property certificates of liability insurance insuring Buyer and Sellers in an amount not less than One Million Dollars ($1,000,000.00).  Buyer shall promptly repair all damage to the Property arising from any such inspections or tests and shall restore the Property to the same condition existing immediately prior to such inspections and tests.  In the event Buyer discovers any matter during the course of its investigations and tests which may be reportable under applicable law, Buyer acknowledges and agrees that it shall not undertake any such reporting, but shall notify Sellers immediately of any such discovery, and shall not thereafter make any report unless Buyer purchases the Property or failure to do so would breach applicable law.  In performing any such inspections or tests, Buyer shall not unreasonably interfere with the activities on the Property of any tenant under the Leases.  The indemnification, repair and restoration obligations of Buyer under this Article 6(a) shall survive the termination of this Contract.  Buyer may conduct interviews with tenants but only upon two (2) business days prior notice to Sellers and Sellers shall be entitled to have a representative present at such interviews.  Buyer shall not contact any governmental authority regarding the Property, without first obtaining the prior written consent of Sellers.  Notwithstanding the foregoing, Sellers hereby grant consent to Buyer to contact the City of Irvine (the “City”) provided that (i) Buyer provides at least two (2) business days prior notice to Sellers (the “City Notice”) of its intention to meet with the City, (ii) the City Notice sets forth the subject matters that Buyer proposes to cover with the City during such meeting, which subject matter is subject to Sellers’ approval, (iii) Buyer shall only discuss with the City those subject matters set forth in the City Notice which Sellers have approved, and (iv) Sellers shall be entitled to have a representative present during any such meeting between Buyer and the City.  Except in the manner set forth herein, and with respect to the subject matter expressly approved by Sellers in accordance with this Article 6(a), Buyer shall not have the right to contact the City regarding the Property.

If Buyer, in Buyer’s sole and absolute discretion, disapproves the condition of, or any other matter pertaining or relating to, the Property, then Buyer shall have the right to terminate this Contract by written notice to Seller by not later than 5:00 p.m. Pacific time on July 3, 2008 (the “Due Diligence Contingency Date”).  If Buyer terminates this Contract pursuant to this paragraph, then all obligations, liabilities and rights of the parties under this Contract shall terminate (other than the parties’ obligations under the first paragraph of this Article 6(a), Article 6(d), Article 14 and Article 26 hereof, which shall remain in effect), and the Earnest Money shall be returned to Buyer, except that the sum of One Hundred Dollars ($100.00) of the Earnest Money shall be delivered to Sellers and forfeited by Buyer as partial consideration for Buyer’s rights under this Article 6(a).

(b)           Within five (5) days after the Effective Date, (i) Title Company shall deliver to Buyer an updated preliminary title report(s) for the Real Property (“PTR”), and (ii) Sellers shall deliver to Buyer the most recent ALTA Survey(s) of the Real Property (the “Survey”).  Attached as Exhibit I are Sellers’ existing owner’s title policies for the Real Property (the “Existing Policies”).

Title to the Real Property shall be conveyed to Buyer subject only to the Permitted Title Exceptions.  “Permitted Title Exceptions” shall mean (a) all title exceptions or matters disclosed in the Existing Policies, PTR or Survey; (b) the rights of the tenants under the Leases, but not including purchase options or rights of first refusal to purchase the Real Property or any portion thereof; (c) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided; (d) the Mortgage and other Loan Documents, as the same may be amended in connection with the Loan Assumption; and (e) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.  Notwithstanding the foregoing, the Permitted Title Exceptions shall not include, and Sellers shall be obligated to release or remove, (i) any mortgages or other monetary encumbrances recorded against the Property (other than the Loan Documents and non-delinquent taxes or assessments) and any encumbrances which a Seller has created after the date of this Contract in breach of the terms hereof, and (ii) mechanics, materialman’s and judgment liens.  If Sellers and Buyer agree, in a writing executed by both parties, to modify the Permitted Title Exceptions, then the Permitted Title Exceptions shall be as set forth in such writing.

If Buyer, in Buyer’s sole and absolute discretion, disapproves the condition of title to the Property or any of the Permitted Exceptions, then Buyer shall have the right to terminate this Contract by written notice to Seller by not later than the Due Diligence Contingency Date.  If Buyer terminates this Contract pursuant to this paragraph, then all obligations, liabilities and rights of the parties under this Contract shall terminate (other than the parties’ obligations under the first paragraph of this Article 6(a), Article 6(d), Article 14 and Article 26 hereof, which shall remain in effect), and the Earnest Money shall be returned to Buyer, except that the sum of One Hundred Dollars ($100.00) of the Earnest Money shall be delivered to Sellers and forfeited by Buyer as partial consideration for Buyer’s rights under this Article 6(b).

(c)           Except for the Surviving Obligations (defined in Article 15), Buyer acknowledges and agrees that Buyer is acquiring the Property strictly on an “as is”, “where is” and “with all defects” basis and without representation or warranty, express, implied or statutory, of any kind, including, without limitation, representation or warranty as to title, condition (structural, mechanical or otherwise), construction, development, income, compliance with law, habitability, tenancies, merchantability or fitness for any purpose, all of which are hereby disclaimed and which Buyer hereby waives.  Except for the Surviving Obligations, Buyer acknowledges that all materials furnished by Sellers to Buyer are informational only without warranty or representation as to its truth or accuracy, and that Buyer is relying on its own due diligence.  By accepting and recording the Deed, subject to the Surviving Obligations, Buyer hereby releases and forever discharges Sellers, and their partners, beneficial owners, officers, directors, employees and agents from any and all claims, acts, debts, demands, actions, causes of action, suits, sums of money, guaranties, bonds, covenants, contracts, accounts, agreements, promises, representations, restitutions, omissions, variances, damages, obligations, costs, response actions, fees (including, without limitation, attorneys, consultants and experts fees) and liabilities of every name and nature whatsoever, both at law and in equity (collectively, “Claims”), which Buyer and its successors and assigns may now or hereafter have against Sellers or their partners, members, beneficial owners, officers, directors, employees or agents, arising in connection with any and all liabilities or obligations relating to environmental matters, (including, without limitation, all liabilities and obligations relating to Hazardous Materials located at, on, in or under the Property or migrating from the Property), regardless of whether such Hazardous Materials are located on, under or in the Property prior to, or after the date hereof.  For the purposes hereof, the following terms shall have the meanings set forth below:

(1)           the term “Environmental Laws” means all federal, state, or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, relating to the protection of human health, safety and the environment;

(2)           the term “Hazardous Materials” includes any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal life or the environment or which are defined, determined or identified as such in any Environmental Laws or which are regulated or subject to clean-up authority under any Environmental Laws, including, but not limited to materials defined as (A) “hazardous waste” under the Federal Resource Conservation and Recovery Act (B) “hazardous substances” under the Federal Comprehensive Environmental Response, Compensation and Liability Act, (C) “pollutants” under the Federal Clean Water Act; (D) “toxic substances” under the Toxic Substances Control Act; and (E) “oil or hazardous materials” under state law.

EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT OR IN THE DEEDS, IT IS UNDERSTOOD AND AGREED THAT SELLERS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLERS SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS CONTRACT OR IN THE DEEDS.  BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLERS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLERS, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLERS, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS CONTRACT OR IN THE DEEDS. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.” BUYER FURTHER ACKNOWLEDGES THAT EXCEPT AS PROVIDED IN THIS CONTRACT, NEITHER SELLERS NOR SELLERS’ BROKER NOR ANYONE ACTING ON BEHALF OF SELLERS HAS MADE ANY REPRESENTATIONS REGARDING THE ZONING, DEVELOPMENT POTENTIAL AND/OR RESTRICTIONS, OR THE SUITABILITY OF THE PROPERTY FOR BUYER’S INTENDED USE, AND BUYER HAS DETERMINED ALL SUCH MATTERS ON ITS OWN BEHALF.

BUYER REPRESENTS TO SELLERS THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION

PROVIDED BY OR ON BEHALF OF SELLERS OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS AS ARE EXPRESSLY SET FORTH IN THIS CONTRACT.  UPON CLOSING, SUBJECT TO SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS AS ARE EXPRESSLY SET FORTH IN THIS CONTRACT AND THAT ARE INTENDED TO SURVIVE THE RECORDATION OF THE DEED, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL, SUBJECT TO THE SURVIVING OBLIGATIONS, BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLERS (AND SELLERS’ MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS (AND SELLERS’ MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, EXCEPT FOR INTENTIONAL FRAUD.  BUYER ACKNOWLEDGES THAT SUCH ADVERSE MATTERS MAY AFFECT BUYER’S ABILITY TO SELL, LEASE OR FINANCE THE PROPERTY AT ANY TIME AND FROM TIME TO TIME.  IN CONNECTION THEREWITH, EFFECTIVE AS OF THE CLOSING BUYER EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(d)           In the event that this Contract terminates as provided for hereunder for reasons other than a default by Sellers, then Buyer shall promptly deliver to Sellers all documents and other materials delivered by Sellers to Buyer and any copies thereof made by Buyer.  Buyer hereby agrees that all materials delivered to it by or on behalf of Sellers shall be held in the strictest confidence and subject to the provisions of Article 26.

(e)           Buyer shall have the right to notify Sellers in writing not later than five (5) business days prior to the Closing Date of those Operating Contracts that Buyer desires Sellers to terminate.  Buyer shall assume at Closing all Operating Contracts that Buyer does not request to be terminated pursuant to the immediately preceding sentence.  Seller shall be responsible for any termination fees incurred in connection with the termination of any Operating Contracts that Buyer elects to have terminated as provided above.  Notwithstanding any contrary provision hereof, (a) any Operating Contract that pertains to services or materials provided to not only the Property but also other properties in the real estate portfolio owned by Sellers’ affiliates shall be terminated as to the Property prior to or concurrent with the Closing and shall not be assigned to or assumed by Buyer, and Buyer shall not be obligated to indemnify Sellers or pay any costs or expenses with respect to such termination; and (b) any Operating Contract for the management of the Property by an affiliate of Sellers shall be terminated concurrent with the Closing and shall not be assigned to or assumed by Buyer, and Buyer shall not be obligated to indemnify Sellers or pay any costs or expenses with respect to such termination.

7.           Conditions to Closing.

(a)           Without limiting any other conditions to Buyer’s obligations to close set forth in this Contract, the obligations of Buyer to close under this Contract are subject to the satisfaction at the time of Closing, or as otherwise set forth below, of each of the following conditions (any of which may be waived in writing in whole or in part by Buyer at or prior to Closing):

(1)           Sellers shall have performed, observed, and complied in all material respects with all covenants and agreements required by this Contract to be performed by Sellers at or prior to Closing.

(2)           Sellers’ representations and warranties in this Contract shall be true and correct in all material respects as of the date made and re-made as of the Closing.

(3)           Sellers shall use their reasonable efforts to obtain tenant estoppel certificates from all tenants of the Real Property in substantially the form attached hereto as Exhibit J (“Tenant Estoppel Certificate”).  Notwithstanding any contrary provision hereof, if a tenant’s Lease prescribes a different form of estoppel or different information to be included in the estoppel than that set forth in Exhibit J, then for purposes of satisfying the Estoppel Percentage the applicable Seller shall have the right to deliver a Tenant Estoppel Certificate for such tenant that is consistent with the form or requirements of such tenant’s Lease.  It shall be a condition to Buyer’s obligation to close that, on or before the Closing, Sellers deliver to Buyer Tenant Estoppel Certificates in the form described above, with no material modifications or matters disapproved by Buyer, from tenants leasing at least eighty-five percent (85%) of the collective leased rentable square footage of the Improvements (the “Estoppel Percentage”), but in any event from the following tenants (the “Major Tenants”):  Lawyers Title Insurance Company; Greenberg Farrow; Stewart Title Company; and Balboa Capital.  With respect to Leases (other than the Leases of the Major Tenants) covering up to an aggregate of ten percent (10%) of the leased rentable square footage of the Improvements, in lieu of a Tenant Estoppel Certificate, Sellers shall have the option to deliver estoppel certificates executed by the applicable Seller (“Seller Estoppel Certificate”) containing the same information as is contained in a Tenant Estoppel Certificate to such Seller’s knowledge (as hereinafter defined), to achieve the Estoppel Percentage; provided that, a Seller shall be released from liability under any Seller Estoppel Certificate at such time (including after the Closing) as the tenant thereunder delivers a Tenant Estoppel Certificate to Buyer.  Buyer shall be deemed to have approved a Tenant Estoppel Certificate or a Seller Estoppel Certificate unless within five (5) business days after receipt of such Tenant Estoppel Certificate or Seller Estoppel Certificate, Buyer notifies Seller in writing of its disapproval of same.  Notwithstanding any contrary provision of this Article 7(a)(3), Buyer shall not have the right to disapprove a Tenant Estoppel Certificate based on a statement in such Tenant Estoppel Certificate of a breach or default that is disclosed on Exhibit B attached to this Contract.

(4)           The Loan Assumption Requirements shall have been satisfied; provided, however, that the satisfaction of the Loan Assumption Requirements shall not be a condition to Buyer’s obligation to close under this Contract if Buyer has failed to obtain the Replacement Credit Approval from Lender unless Buyer has offered to Lender the Shorenstein Guarantor Entity as replacement Guarantor under the Loan Documents.

(5)           On the Closing Date, the Title Company shall be prepared to issue to Buyer an ALTA Owner’s Extended Coverage Policy of Title Insurance insuring good and marketable fee simple title to the Property subject only to the Permitted Title Exceptions.

(b)           If any condition to Buyer’s obligation to close set forth herein, other than satisfaction of the Loan Assumption Requirements, is not fully satisfied as of the Closing Date, or earlier, Sellers may elect to attempt to satisfy or cure any such condition, and if Sellers so elect, Sellers shall have a period not exceeding forty-five (45) days after the scheduled Closing Date to satisfy such condition, and the Closing Date shall be extended accordingly.  If Sellers cannot satisfy such condition by the end of such forty-five (45) day extension period, Buyer shall have the right to terminate this Contract, in which event the Earnest Money shall be returned to Buyer.   The right of Buyer to terminate this Contract for the failure of satisfaction of the Loan Assumption Requirements is set forth in, and limited to, the terms and provisions of Article 5(a) of this Contract.

(c)           Without limiting any other conditions to Sellers’ obligations to close set forth in this Contract, the obligations of Sellers to close under this Contract are subject to the satisfaction at the time of Closing, or earlier, of each of the following conditions (any of which may be waived in writing in whole or in part by Sellers at or prior to Closing):

(1)           Buyer shall have performed, observed, and complied in all material respects with all covenants and agreements required by this Contract to be performed by Buyer at or prior to Closing.

(2)           Buyer’s representations and warranties in this Contract shall be true and correct in all material respects as of the date made and re-made as of the Closing.

(3)           The satisfaction of the Loan Assumption Requirements, and the release of Sellers and their affiliates from all their obligations under the Loan Documents arising from and after the Loan Assumption.

(d)           If any condition to Sellers’ obligation to close set forth herein, other than satisfaction of the Loan Assumption Requirements, is not fully satisfied as of the Closing Date, or earlier, Buyer may elect to attempt to satisfy or cure any such condition, and if Buyer so elects, Buyer shall have a period not exceeding ten (10) days after the scheduled Closing Date to satisfy such condition, and the Closing Date shall be extended accordingly.  If Buyer cannot satisfy such condition by the end of such ten (10) day extension period, Sellers shall have the right to terminate this Contract, in which event the Earnest Money shall be returned to Buyer, except as otherwise expressly provided in Article 8(b).  Except for a default by Buyer, the right of Sellers to terminate this Contract for the failure of satisfaction of the Loan Assumption Requirements is set forth in, and limited to, the terms and provisions of Article 5(a) of this Contract.

8.           Default.

(a)           If Sellers have failed after written notice and a reasonable opportunity to cure (which shall in no event be more than thirty (30) days) to perform any of their material obligations hereunder to be performed on or before the Closing, or if Sellers take action not permitted by this Contract which results in a material modification of a representation or warranty made by Sellers hereunder or which otherwise constitutes a breach by Sellers of this Contract, Buyer’s sole and exclusive remedy shall be the right to exercise any one of the following remedies:

(1)           Buyer shall have the right to terminate this Contract by notice to Sellers, in which case the Earnest Money shall be refunded to Buyer, Sellers shall reimburse Buyer for Buyer’s title and escrow fees and Buyer’s actual out-of-pocket third party costs and expenses in connection with its investigation of the Property and the negotiation and execution of this Contract, provided that such reimbursement obligation shall not exceed an aggregate of One Hundred Thousand Dollars ($100,000.00), and all obligations of the parties under this Contract shall terminate except those set forth in Articles 6(a), 6(d), 14 and 26;

(2)           Buyer shall have the right to waive the breach or default and proceed to consummate the transaction contemplated hereby without any adjustment of the Purchase Price in accordance with the provisions of this Contract and in which event, except for the Surviving Obligations, any default by Sellers shall be waived; or

(3)           Buyer may seek specific performance of Sellers’ obligations hereunder.

(b)           IN THE EVENT OF A DEFAULT BY BUYER OF ITS OBLIGATION TO COMPLETE THE ACQUISITION HEREUNDER (INCLUDING, WITHOUT LIMITATION, BUYER’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER ARTICLE 5(a) OF THIS CONTRACT REGARDING PURSUIT OF THE SATISFACTION OF THE LOAN ASSUMPTION REQUIREMENTS), IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ESTIMATE THE DAMAGE AND HARM WHICH SELLERS WOULD SUFFER, AND BECAUSE A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLERS WOULD SUFFER IN THE EVENT OF BUYER’S DEFAULT OF ITS OBLIGATION TO DULY COMPLETE THE ACQUISITION HEREUNDER IS THE AMOUNT OF THE EARNEST MONEY PREVIOUSLY DELIVERED BY BUYER, SELLERS SHALL BE ENTITLED TO RECEIVE AND RETAIN THE EARNEST MONEY PREVIOUSLY DELIVERED BY BUYER AS AND FOR SELLERS’ SOLE AND EXCLUSIVE REMEDY ARISING FROM BUYER’S DEFAULT OF ITS OBLIGATION TO COMPLETE THE ACQUISITION IN ACCORDANCE WITH THE TERMS HEREOF, AND SELLERS SHALL HAVE NO FURTHER RECOURSE OR REMEDY AT LAW OR IN EQUITY FOR ANY BREACH BY BUYER HEREUNDER; PROVIDED, HOWEVER THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN ADDITION TO SELLERS’ ABILITY TO RETAIN THE EARNEST MONEY, SELLERS SHALL ALSO HAVE THE RIGHT TO ENFORCE THE SPECIFIC PERFORMANCE BY BUYER OF

BUYER’S OBLIGATIONS UNDER ARTICLES 6(A), 6(D) AND 26 HEREOF.  IN ADDITION, SELLER SHALL ALSO HAVE THE RIGHT TO SUE BUYER FOR DAMAGES CAUSED BY BUYER AS A RESULT OF BUYER’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER ARTICLES 6(A), 6(D), 14 OR 26 HEREOF.  THE PAYMENT OF THE EARNEST MONEY TO SELLER UNDER THE CIRCUMSTANCES DESCRIBED ABOVE IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTIONS 3275 OR 3369 OF THE CALIFORNIA CIVIL CODE, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES FOR BUYER’S FAILURE TO COMPLETE THE ACQUISITION OF THE PROPERTY PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE.

INITIALS:	ML	CK
	Sellers	Buyer

9.           Intentionally Deleted.

10.           Damage or Destruction; Condemnation.

(a)           The risk of loss, damage or destruction to the Real Property by fire or other casualty or the taking of all or part of the Real Property by condemnation or eminent domain or by an agreement in lieu thereof until the Closing, is assumed by Sellers, subject to the following provisions of this Article 10.

(b)           In the event of partial damage or destruction of the Real Property of a type which can, under the circumstances, reasonably be expected to be restored or repaired at an aggregate cost of $7,500,000.00 (aggregating the damage from all occurrences) or less, then, Buyer shall (unless such damage has been repaired by Sellers in a good and workmanlike manner prior to Closing) accept title to the Real Property in its destroyed or damaged condition.  Buyer shall pay the full Purchase Price without reduction except as provided below, and Sellers shall pay over or assign to Buyer, in form approved by and acknowledged by the insurer, all rights to any proceeds of insurance payable with respect to such destruction or damage and Buyer shall have a credit against the Purchase Price in the amount of any deductible up to the amount of the cost of repair (in each case less amounts reasonably expended by Sellers in repairing the damage prior to the Closing Date).  The credit against the Purchase Price for the amount of any deductible under a Seller insurance policy shall also include the amount of any deductible for rental loss, less the amount of rental loss incurred by Sellers prior to the Closing (but such credit shall not exceed the amount of rental loss incurred by Buyer from such casualty).  Notwithstanding the foregoing, in the event of partial damage or destruction of the Real Property, which partial damage or destruction is not covered by insurance and is of a type which can reasonably be expected to be restored or repaired at a cost of $7,500,000.00 (aggregating the damage from all occurrences) or less, then, Sellers may elect, within five (5) business days of such casualty, to (i) repair the damage in a good and workmanlike manner prior to Closing, or (ii) give Buyer a credit against the Purchase Price in the amount of such uninsured damage.  In the event Sellers do not elect either (i) or (ii), Buyer may either terminate this Contract, in which case the Earnest Money shall be returned to Buyer and all other obligations of the parties hereto shall cease except those set forth in Articles 6(a), 6(d), 14 and 26 and this Contract shall be void and without recourse to the parties hereto, or purchase the Property in accordance with the terms hereof without reduction in the Purchase Price.

(c)           In the event that the Real Property shall have been damaged or destroyed, the cost of repair or restoration of which would reasonably be expected to exceed the aggregate sum of $7,500,000.00 (aggregating the damage from all occurrences), then, at Buyer’s election, (i) Sellers shall, unless Sellers have previously repaired or restored the Real Property to its former condition, pay over or assign to Buyer, in form approved by and acknowledged by the insurer, at Closing all amounts recovered or recoverable on account of any insurance, together with amounts equal to any deductibles thereunder (up to the amount of the cost of repair), less any amounts reasonably expended by Sellers for partial restoration, or (ii) Buyer may terminate this Contract by written notice to Sellers, in which case the Earnest Money shall be returned to Buyer and all other obligations of the parties hereto shall cease except those set forth in Articles 6(a), 6(d), 14 and 26 and this Contract shall be void and without recourse to the parties hereto.  The deductible amounts to which Buyer is entitled under clause (i) of this Article 10(c) shall include the amount of any deductible for rental loss less the amount of rental loss incurred by Sellers from such casualty prior to the Closing (but not in excess of the amount of  rental loss incurred by Buyer from such casualty).

(d)           If prior to the Closing Date, all or any material part of the Real Property is taken by condemnation, eminent domain or by agreement in lieu thereof, or any proceeding to acquire, take or condemn all or any material part of the Real Property is threatened or commenced, Buyer may either terminate this Contract (in which event the Earnest Money shall be returned to Buyer and all other obligations of the parties hereto shall cease except those set forth in Articles 6(a), 6(d), 14 and 26 and this Contract shall be void and without recourse to the parties hereto) or purchase the Property in accordance with the terms hereof, without reduction in the Purchase Price except as provided below, together with an assignment of the applicable Seller’s rights to any award paid or payable by or on behalf of the condemning authority.  If Sellers have received payments from the condemning authority and if Buyer elects to purchase the Property, Sellers shall credit the amount of said payments (less Sellers’ costs of collection) against the Purchase Price at the Closing.  For the purposes of this Article 10(d), a “material part of the Real Property” shall mean any part of the Real Property a taking or condemnation of which would adversely affect the access to or from, or the use, occupancy or development of, the Real Property.

(e)           Sellers shall promptly notify Buyer of any damage or destruction to the Real Property or any notice received by it or information or awareness acquired by it regarding the threatening of or commencement of condemnation or similar proceedings.  If following such damage or destruction the Closing should occur, the proceeds of any so-called rental loss insurance shall be apportioned between the parties as if the same were rent, as and when received by a party.

11.           Representations and Warranties of Sellers.

(a)           In order to induce Buyer to enter into this Contract and to consummate the purchase of the Property, each Seller hereby represents and warrants to Buyer as of the date of this Contract and as of the Closing Date as follows with respect to itself and that portion of the Property owned by such Seller, as applicable:

(1)           Seller is a limited liability company duly and validly organized and existing under the laws of the State of Delaware and qualified to do business in the State of California.

(2)           This Contract and all documents that are to be executed by Seller and delivered to Buyer at the Closing are duly authorized, executed and delivered by such Seller, are, or at the Closing will be, legal, valid and binding obligations of such party, and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial or governmental order to which Seller is a party or to which it is subject.

(3)           Exhibit B sets forth a true and correct complete list of all Leases (including all modifications and supplements thereto) currently in effect with respect to the Property, and each Seller has delivered to Buyer true, correct and complete copies of all Leases.  Exhibit B sets forth a true and complete list of all Security Deposits held by each Seller under the Leases.  As of the date hereof, except as set forth on Exhibit B, no Seller has received any written notice of default of such Seller under the Leases and there are no (i) material landlord or, to such Seller’s knowledge, tenant defaults of obligations under the Leases nor (ii) events that have occurred which, with the passage of time, would cause a material event of default by landlord or, to such Seller’s knowledge, any tenant under any of the Leases.

(4)           Exhibit K attached hereto is a complete list of all material management, service, operating, listing, supply and maintenance agreements, equipment leases, and all other vendor and service contracts and agreements with respect to or affecting the Property as of the date of this Contract other than the Leases (herein collectively referred to as the “Operating Contracts”), and true and complete copies of the Operating Contracts have been furnished to Buyer.  To Seller’s knowledge, there are no uncured defaults of any material obligations under any of the Operating Contracts.

(5)           Seller has not received nor delivered any written notice of default under the Loan Documents, all Loan payments are current and there are no outstanding defaults by Seller or, to Seller’s knowledge, Lender under the Loan Documents.  True, correct and complete copies of the Loan Documents have been provided to Buyer by Sellers.  As of the Effective Date (to be updated at Closing), the total outstanding indebtedness evidenced by the Loan Documents (including all accrued and unpaid interest [except for any accrued interest for the partial month between the date of the most recent monthly payment and the Effective Date] and principal) is $160,678,388.00.

(6)           Except as set forth on Exhibit L, Seller has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Property and, to Seller’s knowledge, there is no threatened violation, which would materially adversely affect the Property or the use thereof.

(7)           Except as set forth on Exhibit M, Seller has not received written notice of any action, suit or proceeding against Seller or the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, and, to Seller’s knowledge, there is no threatened action, suit or proceeding, which would, if determined adversely to Seller, individually or in the aggregate, materially interfere with the consummation of the transaction contemplated by this Contract.

(8)           Seller has not received written notice of any uncured violation of any Environmental Law and, to Seller’s knowledge, there is no threatened violation of Environmental Laws that would materially adversely affect the Property or the use thereof.

(9)           Seller is not in material default under the Master CC&R’s, Phase II CC&R’s or Parking CC&R’s (as such terms are defined in Article 12(h) below), and Seller has paid in full all amounts owed by Seller under the Master CC&R’s, Phase II CC&R’s and Parking CC&R’s.

(b)           Neither party shall have any liability in connection with this Contract (including under Article 8) by reason of any inaccuracy of a representation or warranty, if, and to the extent that such inaccuracy is in fact known by the other party at the time of the Closing, and such other party elects, nevertheless, to consummate the transaction contemplated hereby.

(c)           For the purposes of this Contract, the term “Seller’s knowledge” or words of similar import, shall refer only to the actual knowledge of Mark Lammas, Shellene Gutierrez and Meg Somers (collectively, the “Knowledge Parties”) and shall not be construed to refer to the knowledge of any other partner, beneficial owner, officer, employee or agent of Sellers, nor shall such term impose any duty to investigate the matters to which such knowledge, or absence thereof, pertain.  Sellers represent that Meg Somers is the local property manager of the Property.  There shall be no personal liability on the part of any of the Knowledge Parties arising out of any representations or warranties made herein or otherwise.  If, after the date hereof and prior to the Closing, either party obtains knowledge that any of the representations or warranties made herein by the other are untrue, inaccurate or incorrect in any material respect, such party shall give the other party written notice thereof within five (5) business days of obtaining such knowledge and the party so notified shall have the opportunity to cure such matter prior to the Closing.

(d)           To the extent an estoppel certificate from any third party is provided to Buyer which sets forth information with respect to any item as to which a Seller has made a representation or warranty, then such Seller’s representation and warranty with respect to such information will thereafter be null and void and of no further force and effect and Buyer shall rely on the information in such estoppel certificate.

(e)           Notwithstanding anything in this Contract that may be construed to the contrary, all representations and warranties of Sellers set forth in this Contract shall be deemed modified by any facts disclosed in any of the documents, reports, information or materials delivered or made available by Sellers or their agents to Buyer prior to the Effective Date or otherwise known to Buyer prior to the Effective Date.  In addition, notwithstanding any contrary provision of this Contract, if the Closing is consummated, then all representations and warranties of Sellers shall also be deemed modified by any facts disclosed in any documents, reports, information or materials delivered or made available by Sellers or its agents to Buyer after the Effective Date and prior to Closing or otherwise discovered by or known to Buyer prior to Closing.  Buyer shall be deemed to have knowledge of a fact or circumstance if the underlying information or facts relating to applicable representations and warranties were disclosed in any of the Leases, the Operating Contracts, the Loan Documents, the Existing Policies, the PTR, the Survey, this Contract or in any other document delivered or otherwise made available to Buyer by Sellers.

(f)           Notwithstanding the foregoing, nothing in Article 11(d) or (e) above, or elsewhere in this Agreement, shall prevent Buyer from exercising its right to terminate this Agreement (and receive a refund of the Earnest Money) pursuant to Article 7(a)(2), if Buyer discovers after the Effective Date and prior to Closing that any representation or warranty of Seller is inaccurate, including if Buyer is made aware of such inaccuracy as a result of Buyer’s receipt of any of the information described in Articles 11(d) and (e) above; provided, however, that Buyer shall have no right to terminate this Agreement (and receive a refund of the Earnest Money) for any inaccuracy of a representation or warranty by Seller under this Contract with respect to which Buyer has (or is deemed to have) knowledge as of the Due Diligence Contingency Date; and provided, further, that Buyer shall have no right to terminate this Agreement (and receive a refund of the Earnest Money) for any inaccuracy of a representation or warranty by Seller under this Contract that is disclosed in a Tenant Estoppel Certificate or Seller Estoppel Certificate that is approved (or deemed approved) by Buyer pursuant to Article 7(a)(3) above.

12.           Maintenance; New Leases:  Between the date hereof and the Closing, Sellers covenant as follows:

(a)           Sellers shall operate the Real Property or cause the Real Property to be operated in the ordinary course of business and consistent with past procedures heretofore followed by it in connection with such operation, provided, however, that Sellers shall not be obligated to make any capital improvements, capital repairs or capital replacements prior to Closing; and Sellers shall perform or cause to be performed their material obligations under the Leases and other agreements affecting the Property.

(b)           Sellers shall not (i) permit the removal of any material item of the Personal Property from the Real Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value or (ii) transfer, modify or otherwise dispose of any intangible property that is to be assigned hereunder.

(c)           Sellers shall not (i) enter into any Lease, (ii) amend, modify, terminate or cancel any Lease (or guaranty thereof) (other than in the case of a tenant default) or (iii) grant any consent under, or waive any provisions of, any Lease, in each case without the prior written consent of Buyer.  Prior to the Due Diligence Contingency Date, such consent shall not be unreasonably withheld.  After the Due Diligence Contingency Date, Buyer shall have the right to withhold such consent in Buyer’s sole and absolute discretion.  Notwithstanding the foregoing, Buyer shall not have the right to disapprove any consent or approval that Sellers are not entitled to withhold under a Lease.  Any consent requested by Sellers pursuant to this Article 12(c) shall be deemed to have been given if Buyer shall fail to respond to such request within five (5) business days after its receipt of written request therefor from Sellers.  Sellers have delivered to Buyer copies of all executed leases (and amendments to leases), licenses and letters of intent executed prior to the Effective Date as well as then outstanding written proposals to tenants.

(d)           Sellers shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any new Operating Contract (or modify any existing Operating Contract) for the Property or any portion thereof that will bind Buyer or the Property after the Closing and that is not terminable upon thirty (30) days’ notice without charge; and Sellers shall not, without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion, encumber the Property or create or modify any exceptions to title to the Property.  Failure of Buyer to respond to any written request by Sellers under this Article 12(d) within five (5) business days shall be deemed approval by Buyer of any such request.

(e)           After the date hereof, Sellers shall not apply any security deposits paid under the Leases (the “Security Deposits”, which term shall include any interest earned thereon or required to be paid thereon pursuant to the Leases or applicable laws) to the obligations of any tenant who is or may be in possession at the Closing without promptly notifying Buyer thereof, which notification shall specify the reasons for such application.  Following the Due Diligence Contingency Date, Seller shall not apply any Security Deposit to the obligations of any tenant who is or may be in possession at the Closing without Buyer’s prior written consent, which may be withheld in Buyer’s sole and absolute discretion.

(f)           Sellers shall keep and maintain in effect with respect to the Property the same property insurance coverage (with no reductions in limits or increases in deductibles) that is in effect as of the Effective Date.

(g)           Sellers currently lease certain space in the Improvements to a Maguire Properties entity that is an affiliate of Sellers.  Notwithstanding any contrary provision of this Contract, such lease (i) shall not be considered as a Lease under this Agreement, and (ii) such Lease shall be terminated by Sellers effective as of the Closing and shall not be assigned to or assumed by Buyer.

(h)           Sellers agree to request and diligently pursue receipt prior to the Closing of an estoppel certificate in a form reasonably requested by Buyer from each of (i) the “Irvine Concourse Owners Association” under that certain Amended and Restated Declaration of Establishment of Covenants Conditions and Restrictions and Grant of Easements for Koll Center Irvine North (now referred to as “Irvine Concourse”) recorded February 9, 1987 as Instrument No. 87-074459, as amended (the “Master CC&R’s”); (ii) the “Operator” under that certain Declaration Establishing Easements, Covenants and Restrictions for KCIN Phase II recorded September 18, 1986 as Instrument No. 86-429898, as amended (the “Phase II CC&R’s”); and (iii) the “Association” under that certain Amended and Restated Declaration Establishing Easements, Covenants and Restrictions for KCIN Parking Facilities recorded September 1, 1998 as Instrument No. 19980582940, as amended (the “Parking CC&R’s”); and (iv) the “Association” under that certain Declaration of Restrictions Irvine Industrial Complex recorded May 21, 1965 as Book 7529, Page 600 of Official Records.  Receipt of such estoppel certificates shall not be a condition to Closing.

13.           Apportionment of Taxes and Other Charges.

(a)           All normal and customarily proratable items, including without limitation, real estate and personal property taxes and assessments, utility bills (except as hereinafter provided),

collected rents and other income, Operating Contract payments (under Operating Contracts assumed by Buyer), and Loan payments, shall be prorated as of the Closing Date, Sellers being charged and credited for all of the same relating to the period up to the Closing Date and Buyer being charged and credited for all of the same relating to the period on and after the Closing Date.  If the amount of any such item is not known at the time of the Closing, such item shall be apportioned on an estimated basis at Closing based on the comparable period for the prior year.  All prorations and adjustments under this Article 13 that are made on an estimated basis at Closing shall be subject to reconciliation or reapportionment after Closing to reflect the actual amount of the particular revenue or expense item, within ninety (90) days of the Closing Date or as soon thereafter as the amount of the item is actually determined.  In the event of any error in performing the prorations or adjustments contemplated by this Contract or if information becomes available subsequent to the Closing indicating that the prorations or adjustments performed at Closing were not accurate, the parties hereto shall be obligated promptly to re-prorate the closing adjustments to correct such errors and to reflect such new information.  The provisions of this Article 13 shall survive the Closing for a period of twelve (12) months.

(b)           No proration shall be made in relation to delinquent rents, common area expense charges or tax payments under the Leases (collectively, “Delinquent Rents”) existing, if any, as of the Closing Date.  To the extent that such Delinquent Rents and tenant reimbursement obligations are paid or payable after Closing, Buyer agrees to use reasonable efforts to collect said Delinquent Rents and reimbursement obligations (with no obligation, however, to incur any additional out-of-pocket costs with respect thereto) and as soon as the same are received by Buyer, said receipts shall be apportioned between Sellers and Buyer so that Sellers shall be entitled to the portion allocable to the period prior to Closing and Buyer shall be entitled to the balance.  Any Delinquent Rents paid to Sellers after Closing shall be held in trust by Sellers and applied in accordance with this Contract.  Buyer shall pay to Sellers Delinquent Rents as and when collected by Buyer, it being agreed that Buyer shall not be deemed to have collected any such arrearages until such time as the tenant is current in the payment of all rents accruing from and after the Closing.  Buyer agrees to take any reasonable actions requested by Sellers to collect Delinquent Rents provided that Buyer shall not be obligated to incur any material out-of-pocket third party expense in connection with such actions and Buyer shall not be obligated to take any action to terminate a tenancy or commence legal proceedings against a tenant.

(c)           All street, drainage, betterment and like assessments (or portions thereof) assessed against the Real Property prior to Closing relating to periods prior to Closing shall be paid by Sellers at Closing.

(d)           Each Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-throughs”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property.  If Seller collected estimated prepayments of Operating Expense Pass-throughs in excess of any tenant’s share of such expenses, then if the excess can be determined by the Closing, Buyer shall receive a credit for the excess or, if the excess cannot be determined at Closing, Buyer shall receive a credit based upon an estimate, and the parties shall make an adjusting payment between them when the correct amount can be determined.  In either event, Buyer shall be responsible for crediting or repaying those amounts to the appropriate tenants in accordance with the administrative procedures set forth in Article 25 hereof.  If Seller collected estimated prepayments of Operating Expense Pass-throughs attributable to any period after Closing, Sellers shall pay or credit any such amounts to Buyer at Closing.  Within ninety (90) days after Closing, Sellers shall prepare and present to Buyer a final calculation of Operating Expense Pass-throughs for Sellers’ period of ownership.  Such final calculation shall include a general ledger pertaining to the portion of the year under Seller’s ownership along with supporting documentation of tenant’s calculations and base year determinations (if applicable).  Buyer shall have sixty (60) days from receipt to review said calculations of Operating Expense Pass-throughs.  If Seller collected payments of Operating Expense Pass-throughs in excess of any tenant’s share of such expense, Seller shall pay the amount of such excess to Buyer.  If Seller under-collected payments of Operating Expense Pass-throughs for any tenant’s share of such expenses, Buyer shall reflect such under-collected payment in Buyer’s expense reconciliation true-up billing (the “Reconciliation Statements”) to the tenants (and Buyer shall provide Sellers with copies of such Reconciliation Statements), and Buyer shall pay any such under-collected payment to the applicable Seller upon Buyer’s actual receipt of such amounts from said tenants.

(e)           Subject to the last paragraph of this Article 13(e), brokerage and leasing commissions (“Brokerage Obligations”), rent abatement for periods after the Closing (“Post-Closing Rent Abatements”) and landlord contributions and allowances for tenant improvement work or other tenant inducement payments (“Tenant Inducement Costs”) (i) for Leases or renewals, extensions and expansions of Leases either (A) executed prior to the Effective Date or (B) if there is no document executed in connection with a renewal, extension or expansion, the terms of which commence prior to the Effective Date, shall be borne by Sellers, and Sellers shall remain responsible for payment of all such costs and expenses, and (ii) for Leases or renewals, extensions or expansions of Leases that either (A) are executed after the Effective Date with Buyer’s written consent or deemed consent in accordance with Article 12(c) hereof, or (B) if there is no document executed in connection therewith, the terms of which commence after the Effective Date, shall be borne by Buyer, and with respect to such Leases or renewals, extensions or expansions of Leases, to the extent Sellers have actually made any payment for such items prior to Closing, Buyer shall reimburse Sellers at Closing for such payments to the extent that Sellers have not been previously reimbursed for such payments from the Rollover Reserve Fund described in Article 13(j) below.  The term “Brokerage Obligations” shall include, without limitation, leasing commissions actually payable to Sellers’ employees for transactions consummated prior to the Closing in the amount of up to 50% of a full, market rate commission (not to exceed 2% of rent for the first 5 years of the term and 1% of rent for portions of the term in excess of 5 years) (“Sellers’ Leasing Commissions”).

(1)           Buyer hereby agrees to assume all liability for performance and payment of Brokerage Obligations and Tenant Inducement Costs, and assume the effect of Post-Closing Rent Abatement, for those transactions described in clause (ii) of Article 13(e) above.  Sellers shall either pay at or prior to Closing or provide Buyer with a credit against the Purchase Price at Closing with the amounts of all Brokerage Obligations and Tenant Inducement Costs for transactions described in clause (i) of Article 13(e) above, and Buyer shall receive a credit against the Purchase Price at Closing in the amount of all Post-Closing Rent Abatements for transactions described in clause (i) of Article 13(e) above.

(2)           If as of the Closing Sellers have paid or incurred costs for any tenant improvement work pursuant to the foregoing which is Buyer’s obligation, Buyer shall reimburse Sellers for the cost thereof at Closing to the extent that Sellers have not been previously reimbursed for such cost from the Rollover Reserve Fund described in Article 13(j) below.  Similarly, to the extent any work which is Sellers’ obligation as aforesaid has not been completed as of the date of Closing, Sellers shall credit Buyer with the remaining costs to complete such work.

Attached hereto as Exhibit N is a schedule of all Leases in effect as of the Effective Date for which there are any outstanding Brokerage Obligations, Post-Closing Rent Abatements (based on a Closing Date of August 4, 2008), and Tenant Inducement Costs as of the Effective Date.  Notwithstanding any contrary provision of this Article 13(e), Seller shall compensate Buyer for the economic effect of the outstanding amount as of the Closing Date of the Brokerage Obligations, Post-Closing Rent Abatements (adjusted based on the actual Closing Date) and Tenant Inducement Costs with respect to the Leases listed on Exhibit N (except for the Tovstein & Krauetzer renewal), through a credit to the Purchase Price in favor of Buyer in the aggregate amount of such items outstanding as of the Closing Date.  In consideration of Buyer’s receipt of such Purchase Price credit, Purchaser shall assume (and hereby assumes) at Closing (as an obligation that survives the Closing) the obligation to pay all such Brokerage Obligations and Tenant Inducement Costs that remain unpaid as of the Closing and to bear the economic effect of the outstanding Post-Closing Rent Abatements for periods following the Closing.  Notwithstanding any contrary provision of this Article 13(e), Buyer shall be responsible for any Brokerage Obligations, Post-Closing Rent Abatements and Tenant Inducement Costs pertaining to the Tovstein & Krauetzer renewal.  Seller shall be entitled to a credit for any Brokerage Obligations and Tenant Inducement Costs for the Tovstein & Krauetzer renewal that are paid by Seller prior to the Closing and Buyer shall assume responsibility for the payment of any Brokerage Obligations and Tenant Inducement Costs for the Tovstein & Krauetzer renewal that remain unpaid as of Closing.

(f)           Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills.  Otherwise a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within thirty (30) days after Closing or such later date as shall be necessary so that such readjustment may be based upon actual bills for such utilities.  Sellers shall be entitled to receive a return of all deposits presently in effect with the utility providers, and Buyer shall be obligated to make its own arrangements for deposits with the utility providers.

(g)           No proration will be made in relation to insurance premiums and the insurance policies will not be assigned to Buyer, except to the extent insurance premiums are included in Operating Expense Pass-throughs, in which event they shall be prorated as provided above.

(h)           Buyer shall receive a credit for all cash Security Deposits delivered by the tenants under the Leases (and not applied by Sellers to a tenant default between the date of such delivery and Closing) and Buyer shall assume all of Sellers’ obligations to repay such Security Deposits to tenants under the Leases.  With respect to any Security Deposits which are letters of credit, Sellers shall, if the same are assignable, deliver to Buyer at the Closing such letters of credit and shall execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require to assign such letters of credit to Buyer.  Sellers shall pay any and all fees and costs associated with the assignment of any such letters of credit.  Sellers and Buyer shall cooperate with one another to change the name of the beneficiary under such letters of credit.

(i)           Sellers may prosecute appeals (if any) of the real property tax assessment for the period prior to the Closing, and may take related action which Sellers deem appropriate in connection therewith.  Buyer shall reasonably cooperate, at no material cost to Buyer, with Sellers in connection with such appeal and collection of a refund of real property taxes paid.  Sellers own and hold all right, title and interest in and to such appeal and refund, and all amounts payable in connection therewith shall be paid directly to Sellers by the applicable authorities.  If such refund or any part thereof is received by Buyer, Buyer shall promptly pay such amount to Sellers.  Any refund received by Sellers shall be distributed as follows:  first, to reimburse Sellers for all costs incurred in connection with the appeal; second, with respect to refunds payable to tenants of the Improvements pursuant to the Leases, to such tenants in accordance with the terms of such Leases; and third, to Sellers to the extent such appeal covers the period prior to the Closing, and to Buyer to the extent such appeal covers the period as of the Closing and thereafter.  If and to the extent any such appeal covers the period before and after the Closing, Buyer shall have the right to participate in such appeal.

(j)           In the event the Lender does not require Sellers to pay all interest accrued under the Loan current as of the Closing, then Buyer shall receive a credit from Sellers in the amount of all accrued but unpaid interest as of the Closing.  At the Closing, Buyer shall replace all of Sellers’ Loan reserves held by or for the benefit of the Lender as of the Closing Date, or such Loan reserves shall be transferred by Sellers to Buyer and Sellers shall receive a credit from Buyer in the amount of such transferred Loan reserves.  Notwithstanding the foregoing, Buyer shall be entitled to receive the benefit of the “Rollover Reserve Fund” under the Loan in an amount equal to $9,970,000.00 (the “Rollover Reserve Amount”).  Sellers’ interest in the Rollover Reserve Fund shall be transferred to Buyer at the Closing, for no additional consideration or credits, except as expressly provided in this Article 13(j).  The Rollover Reserve Amount shall be decreased by any amounts of the Rollover Reserve Fund used by Sellers to pay for Brokerage Obligations or Tenant Inducement Costs the responsibility for which is allocated to Buyer pursuant to Article 13(e) above.  Sellers shall have the right to continue to make draws against or receive disbursements from the Rollover Reserve Fund during the period from the Effective Date until Closing, provided that if the outstanding balance of the Rollover Reserve Fund as of the Closing Date is less than the Rollover Reserve Amount (as adjusted as provided in the preceding sentence, if applicable), then Buyer shall receive a credit against the Purchase Price in the amount of the shortfall.  If the outstanding balance of the Rollover Reserve Fund as of the Closing Date is greater than the Rollover Reserve Amount (as adjusted as provided above in the fifth sentence of this Article 13(j), if applicable), then Sellers shall receive a credit on the Closing Statement in the amount of the excess.

(k)            Sellers shall prepare a detailed statement setting forth all closing adjustments and shall deliver the same to Buyer (together with all supporting data) not less than five (5) days prior to Closing.  Buyer and Sellers shall then jointly prepare the final Closing Statement.

14.           Broker.  Each party represents hereby to the other that it dealt with no broker in the consummation of this Contract other than Eastdil Secured (the “Broker”) and each party shall indemnify, defend, protect and save the other harmless from and against any claim arising from the breach of such representation by the indemnifying party.  Sellers shall pay the commission owing to the Broker in connection with the sale of the Property pursuant to a separate agreement between Sellers and the Broker.  The provisions of this Article 14 shall survive the Closing without limitation of the period of such survival or, if applicable, the termination of this Contract.

15.           Continuation and Survival of Representations, Warranties, Indemnifications and Covenants .  All representations, warranties, indemnifications and covenants by Sellers in Article 11 hereof (as such representations, warranties, indemnifications and covenants may be modified pursuant to the next succeeding paragraph of this Article 15) are intended to be and as a condition to Buyer’s obligations with respect to the Closing shall remain true and correct as of the time of Closing, and, together with Sellers’ liability and obligations under Articles 12, 13, 14, 20, 24 and 25, and Sellers’ representations and warranties and indemnities in favor of Buyer (or its designee to acquire title to the Property) as set forth in the closing documents executed by Sellers at Closing and the Sellers Estoppel Certificates (collectively, the “Surviving Obligations”) shall survive the delivery of the Deeds and the transfer of title to the Property for a period of nine (9) months after the Closing or such longer period specified under such Articles (the “Claim Period”), and with respect to any written claim made and delivered by Buyer to Sellers within such period, time being of the essence, until and subject to final unappealable adjudication or settlement thereof.  Any claim must be delivered to Sellers on or before the expiration of the Claim Period, time being of the essence, sent by certified mail, return receipt requested, at the address set forth in Article 17 hereof.  No such notice of claim shall be effective unless such notice identifies such claim with specificity and refers to this Article 15.  To the extent any Article under this Contract included within the Surviving Obligations includes obligations or liabilities of Buyer, then those Buyer obligations and liabilities, as well as the obligations and liabilities of Buyer under Article 23, shall terminate as of the same date that the obligations and liabilities of Sellers under such same Article terminate under this Article 15.

If the Closing is consummated, to the extent that prior to Closing Buyer knows or is deemed to know that the Sellers’ representations or warranties in Article 11 or elsewhere in this Contract, are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.  For purposes of this Contract, Buyer shall be “deemed to know” that a representation or warranty was untrue, inaccurate or incorrect only to the extent that this Contract, any estoppel certificate delivered in connection herewith or any written studies, tests, reports, or analyses prepared by or for Buyer or any of its employees, agents, representatives or attorneys it utilizes in this transaction (all of the foregoing being herein collectively called the “Buyer’s Representatives”) or otherwise obtained in writing by Buyer or Buyer’s Representatives in the course of their investigation, contains information which is materially inconsistent with the applicable representation or warranty.  Furthermore, Sellers shall have no liability with respect to any Surviving Obligations to the extent that, at or prior to Closing, Buyer had knowledge or deemed knowledge, as described above, of any matter which would give rise to liability with respect to the particular Surviving Obligation and as to which Buyer had the remedies set forth in Article 8(a).  The immediately preceding sentence does not apply with respect to the Surviving Obligations in Article 13, 14, 24 or 25.

Notwithstanding anything in this Contract to the contrary, except for Sellers’ obligations to make post-Closing adjustments under Article 13 hereof, its obligation to indemnify with respect to broker’s commissions under Article 14, and its obligations under Articles 20 and 24, Sellers shall be liable to Buyer and its successors and assigns hereunder with respect to the Surviving Obligations only to the extent of actual damages and only if the actual damages incurred by Buyer or Buyer’s successors and assigns exceeds One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate for all matters (the “Basket”), and, if so, such liability shall include the first dollar of such damage.  In addition, except for Sellers’ obligations to make post-Closing adjustments under Article 13 hereof, its obligation to indemnify with respect to broker’s commissions under Article 14 and its obligations under Articles 20 and 24, (all of which are not limited by such cap and which do not count against such cap), the maximum aggregate liability of Sellers and the maximum aggregate amount which may be awarded to and collected by Buyer or Buyer’s successors and assigns for all breaches of the Surviving Obligations shall in no event exceed the lesser of (a) the actual damages incurred by Buyer or Buyer’s successors and assigns and (b) Six Million Dollars ($6,000,000.00) (the “Cap”).  Buyer’s acceptance and recording of the Deeds shall be deemed full compliance by Sellers of all of their obligations hereunder other than Sellers’ Surviving Obligations.

Except for the Surviving Obligations, by accepting and recording the Deeds, Buyer, for itself and its successors and assigns hereby releases and forever discharges Sellers and its members, partners, beneficial owners, offices, directors, employees, and agents from any and all claims, acts, debts, demands, actions, causes of action, suits, sums of money, guaranties, bonds, covenants, contracts, accounts, agreements, promises, representations, restitutions, omissions, variances, damages, obligations, costs, response actions, fees and liabilities of every name and nature whatsoever, both at law and in equity, which Buyer and its successors and assigns may now or hereafter have with respect to matters existing as of the Closing Date against Sellers or its members, partners, beneficial owners, officers, directors, employees, or agents arising in connection with this Contract, the Property, or the transaction contemplated hereby.

16.           Recording.  It is agreed that this Contract shall not be filed for recording in the official records of Orange County, California.  If for any reason before the Closing Buyer files or records a copy of this Contract with any such body other than in connection with an action for specific performance, Sellers may elect to terminate this Contract by written notice to Buyer, and in such event, Sellers shall be entitled to retain the Earnest Money and neither party shall thereafter have any further recourse one to the other hereunder, provided, however, that Buyer shall be required to fulfill its obligations under Articles 6(a), 6(d), 14 and 26 hereof.

17.           Notices.  Any notice or communication which may be or is required to be given pursuant to the terms of this Contract shall be in writing and shall be sent to the respective party at the address set forth below, (i) postage prepaid, by Certified Mail, Return Receipt Requested, or (ii) by a nationally recognized overnight courier service that provides tracing and proof or receipt of items mailed, or to such other address as either party may designate by notice similarly sent or (iii) by facsimile, with an original to be sent by either of the aforesaid methods of delivery.  Notices shall be effective upon receipt or attempted delivery if delivery is refused or the party no longer receives deliveries at said address and no new address has been given to the other party pursuant to this paragraph.

If to Sellers, to:	Maguire Properties – 1920 Main Plaza, LLC
Maguire Properties – 2010 Main Plaza, LLC
355 South Grand Avenue, Suite 3300
Los Angeles, California 90071
Attention: Mark Lammas
Facsimile: (213) 533-5198
Phone: (213) 626-3300
With a copy to:	Munger, Tolles & Olson LLP
355 South Grand Avenue, Suite 3500
Los Angeles, California 90071
Attention: Jeffrey A. Heintz, Esq.
Facsimile: (213) 683-5185
Phone: (213) 683-9185
If to Buyer, to:	Shorenstein Properties LLC
235 Montgomery Street, 16th Floor
San Francisco, California 94104
Attn: Christine H. Kwak
Facsimile: (415) 765-9080
Phone: (415) 772-7196

With copies to:	Shorenstein Properties LLC
235 Montgomery Street, 16th Floor
San Francisco, California 94104
Attn: Corporate Secretary
Facsimile: (415) 772-7080
Phone: (415) 772-7017

and

Pillsbury Winthrop Shaw Pittman LLP
Two Houston Center
909 Fannin, Suite 2000
Houston, Texas 77010
Attn: Laura E. Hannusch, Esq.
Facsimile: (281) 582-6304
Phone: (713) 276-7621

18.           Captions.  The captions in this Contract are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Contract or any part hereof.

19.           Successors and Assigns.

(a)           This Contract shall be binding upon the parties hereto and their respective successors and assigns.  Each reference in this Contract to a party shall mean a Seller or Sellers

(or its or their successors and assigns) as one party, and Buyer (or its successors and assigns) as the other party.

(b)           Buyer may assign this Contract and the rights or benefits hereof to any entity which is controlled by, controls, or is under common control with, Buyer (“control” shall mean the ownership (directly or indirectly) of fifty-one percent (51%) or more of the legal and beneficial interests in any entity); provided that Buyer delivers written notice of such Assignment to Sellers, the assignee assumes Buyer’s obligations under this Contract, and the assignee is able to make, and does make for the benefit of Sellers, the representations and warranties set forth in Article 23 hereof.  In no case shall such assignment relieve Buyer of its obligations hereunder.

20.           Closing Costs.  Except for the closing documents set forth in the exhibits attached hereto, each of Sellers and Buyer shall be responsible for preparing such documents as it is obligated to deliver pursuant to Article 5 hereof and for its own legal expenses.  Sellers shall pay any and all documentary transfer taxes, sales taxes and similar taxes which become payable by reason of the transfer of the Property from Sellers to Buyer, if any; the cost of a CLTA title insurance policy for Buyer; and fifty percent (50%) of the escrow and other fees charged by the Title Company.  Buyer shall pay all recording fees and other costs associated with recording the Deeds and the other Closing documents; fifty percent (50%) of all escrow and other fees charged by the Title Company; the portion of the cost of Buyer’s title insurance policy attributable to ALTA extended coverage and any endorsements requested by Buyer; any update of the Survey prepared by Buyer; and Buyer’s due diligence costs.  The parties’ obligations under this Article 20 shall survive the Closing without limitation as to the period of such survival.

21.           Governing Law.  The laws of the State of California shall govern the validity, construction, enforcement and interpretation of this Contract.

22.           Multiple Counterparts; Facsimile/Electronic Signature.  This Contract may be executed in any number of identical counterparts.  If so executed, each of such counterparts shall constitute this Contract.  In proving this Contract, it shall not be necessary to produce or account for more than one such counterpart.  Signatures on this Contract may be delivered by facsimile or electronic pdf transmission.

23.           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

(a)           Buyer is a limited liability company duly and validly organized and existing under the laws of the State of Delaware, and it (or its affiliate that takes title to the Property) will be qualified to do business in the State of California prior to the Closing.  This Contract and all documents executed by Buyer that are to be delivered to Sellers at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer.  This Contract and such documents are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

(b)           There are no proceedings pending or, to Buyer’s knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined,

would have a material adverse effect on its ability to purchase the Property or to carry out its obligations under this Contract.

(c)           Buyer has adequate financial resources to fully perform all of its obligations under this Contract, including payment to Sellers of the Purchase Price.

24.           Post-Closing Obligation.  After the Closing, Sellers and Buyer shall cooperate with one another at reasonable times and on reasonable conditions and shall execute and deliver such instruments and documents as may be necessary in order fully to carry out the intent and purposes of the transactions contemplated hereby.  Except for such instruments and documents as the parties were originally obligated to deliver by the terms of this Contract, such cooperation shall be without additional cost or liability.  The provisions of this Article 24 shall survive the Closing without limitation as to the period of survival.

25.           Audit Rights and Tenant Reconciliation Statements.  For a period of one (1) year after the Closing (or up to three (3) years after the Closing to the extent required for Seller’s compliance with applicable law), Buyer shall allow Sellers and its agents and representatives access without charge to (i) all files, records, and documents delivered to Buyer at the Closing, and (ii) the financial records and financial statements for the Property (including but not limited to, financial records and financial statements related to the Reconciliation Statements, as such term is hereinafter defined) for the calendar year in which the Closing occurs and for the calendar year preceding the calendar year in which the Closing occurs, upon reasonable advance notice and at all reasonable times, to examine and to make copies of any and all such files, records, documents, and statements, which right shall survive the Closing.  If amounts are due from any tenants based on the Reconciliation Statements, Buyer shall make a good faith effort after Closing to collect the same in the usual course of Buyer’s operation of the Property, and upon collection, to remit to Sellers, Sellers’ share of those amounts in accordance with the terms of Article 13 hereof; however, Buyer shall not be obligated to institute any lawsuit or other collection procedures to collect said amounts.  Sellers may attempt to collect amounts due to it pursuant to the reconciliation of expenses between the landlord and the tenants in accordance with the terms of the Leases, and Sellers may institute any lawsuit or collection procedures, but Sellers may not evict any tenant after Closing.  The provisions of this Article 25 shall survive the Closing without limitation as to the period of such survival except as expressly set forth in this Article 25.  If the Reconciliation Statements reflect that Sellers have been overpaid, Sellers shall promptly remit such overpayment to Buyer and if the Reconciliation Statements reflect that Sellers have been underpaid, Buyer shall promptly remit such underpayment to Sellers when and if received by Buyer from the applicable tenant.

Sellers shall reasonably cooperate with Buyer after the Closing: (a) to provide information in Sellers’ possession pertinent to the exercise by any tenant of its audit rights under its Lease; and (b) in connection with clarification or identification of any items prorated between the parties under this Contract, including, without limitation, amounts under the Leases.  Sellers shall not be required to incur material cost or expense in providing such cooperation.

26.           Disclosure.  Prior to the Closing, Buyer and its respective officers, directors, employees, consultants, attorneys, advisors, underwriter, potential financial sources and agents will hold in confidence and will not, without the prior written consent of Sellers, disclose to any person, including particularly but without limitation any tenant at the Property or governmental authority, unless compelled to disclose by judicial or administrative process or applicable law, all documents and information relating to the transaction contemplated by this Contract, including, without limitation, any information relating to the Property provided to Buyer by Sellers in connection herewith; provided, however, that Buyer may, prior to the Closing, disclose such information to its officers, directors, employees, consultants, attorneys, advisors, potential financial sources, underwriters, and agents so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  If this Contract is terminated prior to the Closing Date, all such confidences not already disclosed shall continue to be maintained.  In the event this Contract is terminated, before the Closing, Buyer and its respective officers, directors, employees, consultants, advisors, attorneys, and agents shall deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained from Sellers or its agents in connection with this Contract.

Notwithstanding the foregoing, confidentiality is not required as to, and the parties (and their employees, representatives, and agents) are permitted to disclose, any information necessary to satisfy the presumption of Treasury Regulations §1.6011-4T(b)(3)(iv); provided, however, that no names, addresses, locations, dollar amounts, or any other specific factual aspects of the transactions contemplated by this Contract or any other confidential information contained in this Contract shall be disclosed unless, and even then only to the extent, any such information need be disclosed as part of the disclosure of the structure and tax aspects of the transactions contemplated by this Contract in order for such disclosure to satisfy the presumption of Treasury Regulations §1.6011-4T(b)(3)(iv).  No party hereto shall be liable to any other party hereto for any disclosure made in the good faith belief that such disclosure was necessary or permitted under the immediately preceding sentence.

From and after the Due Diligence Contingency Date, Sellers shall have the right to issue written public disclosures or press releases regarding the transaction contemplated under this Contract, subject to the reasonable approval by Buyer of the content of such disclosure or press release.  Notwithstanding the foregoing, Sellers shall have the right to make public disclosures without consent or the requirement of prior notice to Buyer to the extent required by (i) law, including without limitation, any applicable securities laws, or (ii) the rules and regulations of a securities exchange.  In addition, this paragraph shall not restrict disclosures by Sellers in their financial statements or reports.

27.           Entire Agreement.  The parties understand and agree that their entire agreement is contained herein, and that no warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Contract or the Deeds.  It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Contract which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Contract.  This Contract may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

28.           1031 Exchange.  Each party agrees to cooperate with the other party (the “Exchanging Party”) and any escrow holder or exchange facilitator selected by the Exchanging Party in effecting a qualifying exchange or exchanges under Section 1031 of the Internal Revenue Code undertaken by the Exchanging Party with respect to the Property, either through assignment of this Contract by the Exchanging Party to a qualified intermediary or through other means determined by the Exchanging Party, and the non-Exchanging Party shall execute such documents as may be reasonably requested by the Exchanging Party provided that such documents shall not materially increase the non-Exchanging Party’s obligations over those otherwise contained in this Contract.  Neither party makes any representation regarding qualification of any exchange under Section 1031 of the Internal Revenue Code and shall not be liable to the Exchanging Party in any manner whatsoever if the exchange completed in accordance with this Article 28 does not qualify for any reason under Section 1031 of the Internal Revenue Code.  The Exchanging Party hereby agrees to indemnify, defend and hold the non-Exchanging Party harmless from and against all costs, expenses and liabilities incurred by the non-Exchanging Party in connection with any such exchange, to the extent the same would not have been incurred by the non-Exchanging Party in the absence of such exchange.  Notwithstanding anything in this Article 28 to the contrary, it is a condition precedent to the non-Exchanging Party’s obligation to cooperate with the Exchanging Party in any such exchange that:  (i) no material change to the terms of this Contract results therefrom, (ii) the non-Exchanging shall not be required to acquire or hold title to any other real property for the purpose of consummating the exchange, and (iii) consummation or accomplishment of such an exchange shall not be a condition precedent or a condition subsequent to either party’s obligations under this Contract and shall not delay the Closing.

29.           No Marketing of Property.  From the Effective Date until the earlier of the Closing or the termination of this Contract, Sellers shall not offer the Property for sale to any other person or entity, and Sellers shall neither accept any other offer for sale of the Property nor solicit any other prospective purchaser.

30.           Seller Liability.  Sellers shall be jointly and severally liable to Buyer under this Contract, the transactions contemplated hereby and any document executed in connection herewith, including with respect to the Surviving Obligations.

31.           List of Exhibits.  The following exhibits are attached to and incorporated into this Contract:

Exhibit A	-	Description of Real Property
Exhibit B	-	List of Leases
Exhibit C	-	Form of Deed
Exhibit D	-	Bill of Sale
Exhibit E	-	Assignment and Assumption Agreement Re: Leases
Exhibit F	-	Assignment and Assumption Agreement Re: Contracts and Intangibles
Exhibit G	-	Non-Foreign Certification
Exhibit H	-	Designation of Person Responsible for Tax Reporting Under Internal
Revenue Code Section 6045
Exhibit I	-	Sellers’ Title Insurance Policies
Exhibit J	-	Form of Tenant Estoppel Certificate
Exhibit K	-	Operating Contracts
Exhibit L	-	Violations of Law
Exhibit M	-	Litigation
Exhibit N	-	Lease Matters Referenced in Article 13(e)

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Contract as an instrument under seal as of the day and date first written above.

“SELLERS”

MAGUIRE PROPERTIES – 1920 MAIN PLAZA, LLC,
a Delaware limited liability company

By:	/s/ MARK LAMMAS
Name:	Mark Lammas
Title:	Vice President And Secretary

MAGUIRE PROPERTIES – 2010 MAIN PLAZA, LLC,
a Delaware limited liability company

By:	/s/ MARK LAMMAS
Name:	Mark Lammas
Title:	Vice President And Secretary

“BUYER”

SHORENSTEIN PROPERTIES LLC,
a Delaware limited liability company

By:	/s/ CHRISTINE H. KWAK
Name:	Christine H. Kwak
Title:	Vice President

JOINDER

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership, agrees to perform, or cause Seller to perform, all of the Surviving Obligations of the foregoing Purchase and Sale Contract and agrees that it shall be jointly and severally liable with Seller for the performance of such Surviving Obligations.

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

By:	Maguire Properties, Inc., a Maryland corporation, its general partner

	By:	/s/ MARK LAMMAS
	Name:	Mark Lammas
	Title:	Executive Vice President

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